EXHIBIT 99.1

ATMI Reports Growth in Revenues and Net Income for the First Quarter of 2013

DANBURY, Conn., April 24, 2013 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI), a global technology company, today reported revenues and net income for the first quarter of 2013.

Revenues during the first quarter of 2013 were $99.4 million, a 7 percent increase compared with $92.6 million during the same period last year. Net income was $8.4 million, or $0.26 per diluted share, compared with $3.9 million, or $0.12 per diluted share, during the first quarter of 2012.

"We achieved solid revenue growth, despite a challenging demand environment in Microelectronics, due to growth in implant and strong demand for single-use biopharmaceutical products," said Chief Executive Officer Doug Neugold. "Implant benefitted from a full quarter of the SDS® Direct transaction, which was transitioning during the first quarter of last year. This was partially offset by material-usage improvements by our customers in copper materials, resulting in modest Microelectronics growth. LifeSciences growth was strong, climbing 24 percent on increased equipment and consumable sales."

Total operating expense decreased 4 percent to $36.4 million due to planned spending reductions and effective cost management. Two significant items during the quarter were the recognition of $0.03 per diluted share of employee separation costs offset by $0.03 per diluted share for tax benefits related to certain 2012 retroactive provisions.

First Quarter 2013 Segment Results

Microelectronics

  Revenues were $88.1 million, up 6 percent compared with last year
  Growth in implant offset material-usage improvements by customers for our copper materials
  Operating income was $25.2 million, an increase of 20 percent due to lower operating expense

LifeSciences

  Revenues improved 24 percent compared with last year to $11.3 million
  Continued demand for single-use products drove the improvement, with strong growth in both equipment and consumables
  Operating loss of $1.3 million compared with a loss of $2.1 million last year

Market Environment

"We are becoming more confident in our 2013 growth outlook," commented Neugold. "Our expectation of modest wafer start growth, with a majority of it occurring during the second and third quarters of the year, seems to be confirmed by customer commentary and industry analysis. While it is clear that advanced devices for mobility applications have momentum, there is commentary that indicates some segments are not as strong. Even with this mix in demand trends for various devices, our focus on the leading edge should allow us to outgrow the market. LifeSciences has begun the year on a strong note, and we expect this will continue throughout the year, with some possible near-term fluctuations associated with customers' ramp patterns for this new technology. As volumes improve, and we maintain our focus on profitability and cash management, we anticipate results will improve through the year."

Webcast Information

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, April 24, 2013. A replay of the call will be available for 48 hours at 855.859.2056 (access code 93693894). The call can also be accessed live and on-demand from the ATMI Investor Relations website at http://investor.atmi.com. A copy of management's presentation materials will be available on the ATMI Investor Relations website before the call.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

ATMI, the ATMI logo, and SDS are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Forward Looking Statements

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2013 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor and life sciences industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2012 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues	$ 99,407	$ 92,574
Cost of revenues	52,720	48,392
Gross profit	46,687	44,182
Operating expenses:
Research and development	13,182	14,489
Selling, general and administrative	23,168	23,546
Total operating expenses	36,350	38,035
Operating income	10,337	6,147
Interest income	354	325
Other income (expense), net	373	(306)
Income before income taxes	11,064	6,166
Provision for income taxes	2,638	2,304
Net income	$ 8,426	$ 3,862

Earnings per diluted share	$ 0.26	$ 0.12

Weighted average shares outstanding - diluted	32,709	32,842

Comprehensive income	$ 6,548	$ 237

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Cash & marketable securities (1)	$142,834	$156,447
Accounts receivable, net	63,427	60,806
Inventories, net	91,046	87,555
Other current assets	34,970	25,736
Total current assets	332,277	330,544
Property, plant, and equipment, net	125,956	125,099
Marketable securities, non-current (1)	8,240	12,073
Other assets	128,603	131,437
Total assets	$595,076	$599,153

Liabilities and stockholders' equity
Accounts payable	35,541	$38,573
Other current liabilities	34,268	36,329
Total current liabilities	69,809	74,902
Non-current liabilities	15,760	16,975
Stockholders' equity	509,507	507,276
Total liabilities & stockholders' equity	$595,076	$599,153

(1) Total cash and marketable securities equaled $151.1 million and $168.5 million at March 31, 2013 and December 31, 2012, respectively.

ATMI, INC.
Segment Results
(in thousands)
(Unaudited)

	Revenue
	Three Months Ended
	March 31,
	2013	2012

Microelectronics	$ 88,111	$ 83,465
LifeSciences	11,281	9,109
All Other	15	--
Total Consolidated	$ 99,407	$ 92,574

	Operating income (loss)
	Three Months Ended
	March 31,
	2013	2012

Microelectronics	$ 25,242	$ 21,032
LifeSciences	(1,258)	(2,126)
All Other	(13,647)	(12,759)
Total Consolidated	$ 10,337	$ 6,147
CONTACT: Troy Dewar
         Director, Investor Relations
         203.207.9349
         tdewar@atmi.com